Exhibit 10.14

Amendment No. 3 to Collaboration and License Agreement

This Amendment No. 3 to Collaboration and License Agreement (this “Amendment No. 3”) is made and effective as of December 1, 2015, by and between Proteostasis Therapeutics, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 200 Technology Square, 4th Floor, Cambridge, MA 02139 (“PTI”) and Astellas Pharma Inc., a Japanese corporation having its principal place of business at 5-1 Nihonbashi-Honcho 2-Chome, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”). Each of Astellas and PTI is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

Reference is hereby made to that certain Collaboration and License Agreement dated November 4, 2014 and amended on May 1, 2015 and August 5, 2015, by and between the Parties (the “Agreement”). Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties now wish to further amend the Agreement pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 2.3(b) is deleted in its entirety and replaced with the following language:

“(b) Hit Series. Following the HTS Phase for each Project, PTI will present the results of the HTS Phase to the JRC and the JRC will assess the results of the HTS Phase in accordance with the guideline set forth in the Research Plan (Hit Series Criteria Guideline) and the potential development path for various screened Active Compounds. Following the presentation of the results of the HTS Phase to the JRC, Astellas may designate one or more Hit Series to be taken forward into the Optimization Phase by providing written notice to PTI no later than January 31, 2016. Following the conclusion of the HTS Phase, if an Active Compound is not included in a Hit Series designated by Astellas to be taken forward into the Optimization Phase, it will thereafter be a Discontinued Compound and may not thereafter be designated as part of a Hit Series.”

2. Except as amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect.

3. This Amendment No. 3 will be governed by, and construed in accordance with, the laws of the state of New York, without taking into consideration any choice of law principles that would lead to the application of the laws of another jurisdiction.

Signatures Appear on the Page Immediately Following

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed by their duly authorized representatives.

ASTELLAS PHARMA INC.		PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/Shunichiro Matsumoto	By:	/s/Meenu Chhabra

Name:	Shunichiro Matsumoto	Name:	Meenu Chhabra

Title:	Vice President, Innovation Management	Title:	President and Chief Executive Officer

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